October 1, 2001




Applebee's International, Inc.
4551 West 107th Street
Overland Park, Kansas  66207


Gentlemen:

I refer to the Registration Statement of Applebee's International, Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 300,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), to be issued to participating employees pursuant to the terms of the Applebee's International, Inc. Employee Stock Purchase Plan (the "Plan").

I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of the law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is my opinion that the 300,000 shares of Common Stock to be issued under the Plan have been duly authorized, and, when purchased in accordance with the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,



Robert T. Steinkamp
Vice President/General Counsel